Registration Nos. 333-168694 and 333-168694-1
Filed Pursuant to Rule 424(b)(3)
JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)
Supplement dated September 26, 2011 to PROSPECTUSES dated August 8, 2011
This Supplement applies to INFLATION GUARD ANNUITY Contracts issued by John Hancock Life Insurance Company (U.S.A.). It supplements prospectuses dated August 8, 2011, for these Contracts.

You should read this Supplement together with the current prospectus for the Contract you purchased (the “Annuity Prospectus”), and retain all documents for future reference. We define certain terms in this Supplement. If a term is not defined in this Supplement, it has the meaning given to it in the Annuity Prospectus. If you would like another copy of the Annuity Prospectus, please contact our Annuities Service Center at 800-824-0335 to request a free copy. You may also visit our website at www.jhannuities.com.
Changes to Historical Rates for CPI and S&P
We replace the table that appears in “Appendix D: Historical rates for CPI and S&P” with the following:
Appendix D: Historical rates for CPI and S&P
Year over Year change in CPI-U and S&P 500 Indices since 1950
Using January values of each year

		CPI Index		S&P 500 Index
		Year over		Year over
	CPI	Year	S&P 500	Year
Month	Index	% Change	Index	% Change
1/31/1950	23.50	--	17.05	--
1/31/1951	25.40	8.09%	21.66	27.04%
1/31/1952	26.50	4.33%	24.14	11.45%
1/31/1953	26.60	0.38%	26.38	9.28%
1/31/1954	26.90	1.13%	26.08	-1.14%
1/31/1955	26.70	-0.74%	36.63	40.45%
1/31/1956	26.80	0.37%	43.82	19.63%
1/31/1957	27.60	2.99%	44.72	2.05%
1/31/1958	28.60	3.62%	41.70	-6.75%
1/31/1959	29.00	1.40%	55.42	32.90%
1/31/1960	29.30	1.03%	55.61	0.34%
1/31/1961	29.80	1.71%	61.78	11.10%
1/31/1962	30.00	0.67%	68.84	11.43%
1/31/1963	30.40	1.33%	66.20	-3.83%
1/31/1964	30.90	1.64%	77.04	16.37%
1/31/1965	31.20	0.97%	87.56	13.66%
1/31/1966	31.80	1.92%	92.88	6.08%
1/31/1967	32.90	3.46%	86.61	-6.75%
1/31/1968	34.10	3.65%	92.24	6.50%
1/31/1969	35.60	4.40%	103.01	11.68%
1/31/1970	37.80	6.18%	85.02	-17.46%
1/31/1971	39.80	5.29%	95.88	12.77%
1/31/1972	41.10	3.27%	103.94	8.41%
1/31/1973	42.60	3.65%	116.03	11.63%
1/31/1974	46.60	9.39%	96.57	-16.77%
1/31/1975	52.10	11.80%	76.98	-20.29%
1/31/1976	55.60	6.72%	100.86	31.02%
1/31/1977	58.50	5.22%	102.03	1.16%
1/31/1978	62.50	6.84%	89.25	-12.53%
1/31/1979	68.30	9.28%	99.93	11.97%
1/31/1980	77.80	13.91%	114.16	14.24%

Appendix D: Historical rates for CPI and S&P
Year over Year change in CPI-U and S&P 500 Indices since 1950
Using January values of each year

		CPI Index		S&P 500 Index
		Year over		Year over
	CPI	Year	S&P 500	Year
Month	Index	% Change	Index	% Change
1/31/1981	87.00	11.83%	129.55	13.48%
1/31/1982	94.30	8.39%	120.40	-7.06%
1/31/1983	97.80	3.71%	145.30	20.68%
1/31/1984	101.90	4.19%	163.41	12.46%
1/31/1985	105.50	3.53%	179.63	9.93%
1/31/1986	109.60	3.89%	211.78	17.90%
1/31/1987	111.20	1.46%	274.08	29.42%
1/31/1988	115.70	4.05%	257.07	-6.21%
1/31/1989	121.10	4.67%	297.47	15.72%
1/31/1990	127.40	5.20%	329.08	10.63%
1/31/1991	134.60	5.65%	343.93	4.51%
1/31/1992	138.10	2.60%	408.79	18.86%
1/31/1993	142.60	3.26%	438.78	7.34%
1/31/1994	146.20	2.52%	481.61	9.76%
1/31/1995	150.30	2.80%	470.42	-2.32%
1/31/1996	154.40	2.73%	636.02	35.20%
1/31/1997	159.10	3.04%	786.16	23.61%
1/31/1998	161.60	1.57%	980.28	24.69%
1/31/1999	164.30	1.67%	1279.64	30.54%
1/31/2000	168.80	2.74%	1394.46	8.97%
1/31/2001	175.10	3.73%	1366.01	-2.04%
1/31/2002	177.10	1.14%	1130.20	-17.26%
1/31/2003	181.70	2.60%	855.70	-24.29%
1/31/2004	185.20	1.93%	1131.13	32.19%
1/31/2005	190.70	2.97%	1181.27	4.43%
1/31/2006	198.30	3.99%	1280.08	8.36%
1/31/2007	202.42	2.08%	1438.24	12.36%
1/31/2008	211.08	4.28%	1378.55	-4.15%
1/31/2009	211.14	0.03%	825.88	-40.09%
1/31/2010	216.69	2.63%	1073.87	30.03%
1/31/2011	220.22	1.63%	1286.12	19.76%

Sources:	The US Consumer Price Index — All Urban Consumers (CPI-U) — is compiled monthly by the U.S. Bureau of Labor Statistics. The S&P 500 Index is a trademark of Standard & Poor’s™.
You should retain this Supplement for future reference.
Supplement dated September 26, 2011

09/11:	333-168694 333-168694-1